Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	April 24, 2014
(218) 628-2217

IKONICS ANNOUNCES RECORD FIRST QUARTER SALES AND DISCUSSES AEROSPACE ACTIVITY

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced record first quarter sales in 2014 of $4,465,000, 11% higher than last year’s first quarter sales of $4,022,000.  The company also posted first quarter earnings of $205,000, or $0.10 per diluted share, in the first quarter of 2014, compared with a loss of $88,000, $0.04 per share, for the comparable quarter in 2013.

“The strong quarter was primarily attributable to a stocking order placed with our IKONICS Imaging division,” said IKONICS CEO Bill Ulland.  “This record first quarter sales followed 2013 fourth quarter record sales, and I believe the company is well positioned for future growth in sales and profits.”

Ulland continued: “Our Micro-Machining business which is comprised of both composite and electronic wafer machining is now making good headway — especially in the aerospace industry. For the second quarter of 2014, we have solid production orders as a second tier supplier to Airbus and Bombardier. The new Airbus and Bombardier aircraft we supply are currently being manufactured and are anticipated to begin commercial service in 2015. We expect substantial recurring business as this production ramps up. We also anticipate entering into contracts with additional aerospace companies in the third and fourth quarters.”

“We have sufficient space at our existing facilities to handle anticipated production into 2015, although additional equipment will be required.  If sales grow as expected, we may require additional space in the 2015-2016 time frame.  In light of our financial position and undeveloped land at our IKONICS West site, we do not anticipate any problems funding any necessary expansion.”

Ulland said other markets are showing indications of potential future business. “Our Micro-Machining electronic wafer operation is also seeing renewed interest, with two premier technology companies asking for quotations on large volumes. Our screen print stencil products, engineered for use in the electronic touch pad and solar industries, are getting a positive response from the market. We also believe we have resolved the technical problems associated with our DTX program; I anticipate a return to a robust business.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, capital expenditures, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, government budgetary changes and

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NASDAQ Listed: IKNX

the effects of federal budget sequestration, domestic and global economic conditions, changes in credit and capital markets, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended
	3/31/14	3/31/13

Net sales	$4,464,577	$4,022,272

Cost of goods sold	2,705,424	2,558,013

Gross profit	1,759,153	1,464,259

Operating expenses	1,443,980	1,638,061

Income (loss) from operations	315,173	(173,802)

Interest income	1,958	2,215

Income (loss) before income taxes	317,131	(171,587)

Income tax expense (benefit)	112,216	(83,837)

Net income (loss)	$204,915	$(87,750)

Earnings (loss) per common share-diluted	$0.10	$(0.04)

Average shares outstanding- diluted	2,015,992	2,000,555

Condensed Balance Sheets

As of March 31, 2014 and December 31, 2013

	3/31/14	12/31/13
	(unaudited)
Assets
Current assets	$8,817,377	$8,045,060
Property, plant and equipment, net	5,591,781	5,634,096
Intangible assets, net	332,852	322,647
	$14,742,010	$14,001,803
Liabilities and Stockholders’ Equity
Current liabilities	$1,386,335	$874,985
Deferred income taxes	527,000	527,000
Long term debt	—	—
Stockholders’ equity	12,828,675	12,599,818
	$14,742,010	$14,001,803

CONDENSED STATEMENTS OF CASH FLOW (unaudited)

For the Three Months Ended March 31, 2014 and 2013

	3/31/14	3/31/13

Net cash provided by (used in) operating activities	$353,997	$(247,578)

Net cash provided by (used in) investing activities	71,898	(244,616)

Net cash provided by financing activities	13,050	40,997

Net increase (decrease) in cash and cash equivalents	438,945	(451,197)

Cash and cash equivalents at beginning of period	1,704,300	967,943

Cash and cash equivalents at end of period	$2,143,245	$516,746